UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 8-A

                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                 Neuberger Berman Real Estate Income Fund Inc.
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             (Exact name of registrant as specified in its charter)

                 Maryland                              55-0799916
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 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

              605 Third Avenue, Second Floor, New York, NY  10158
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       (Address of principal executive offices)           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class           Name of each exchange on which
         to be so registered           each class is to be registered
         -------------------           ------------------------------
    Common Stock Purchase Rights          New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A (if applicable)
----

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      Reference is hereby made to the Registration Statement on Form 8-A filed by Neuberger Berman Real Estate Income Fund Inc. (the "COMPANY") with the Securities and Exchange Commission on July 17, 2007 relating to the Rights Agreement dated as of July 16, 2007 (the "RIGHTS AGREEMENT") between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGENT"). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

      On August 17, 2007, the Company entered into the Agreement of Compromise, Settlement and Release (the "SETTLEMENT AGREEMENT") by and among the Company, Lola Brown Trust No. 1B (the "LOLA TRUST"), Ernest Horejsi Trust No. 1B, Badlands Trust Company, Stewart Horejsi, Susan Ciciora and Larry Dunlap. Under the terms of the Settlement Agreement, the Lola Trust agreed to, among other things, amend its existing tender offer (the "TENDER OFFER") to purchase all of the Company's outstanding shares of common stock, par value $0.0001 per share (the "SHARES"), at a price per Share equal to 99% of the net asset value per Share as determined at the close of trading on the New York Stock Exchange on September 14, 2007, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest.

      In connection with the Company's execution of the Settlement Agreement, the Company and the Rights Agent executed Amendment No. 1 to the Rights Agreement (the "FIRST AMENDMENT"). The First Amendment provides that, among other things, none of the Tender Offer, the execution of the Settlement Agreement or the consummation of the other transactions contemplated by the Settlement Agreement will trigger the separation and enable the exercise of the Rights (as defined in the Rights Agreement) or trigger any adverse event under the Rights Agreement. In particular, the Lola Trust will not be deemed to be an "Acquiring Person" (as defined in the Rights Agreement) solely by virtue of the Tender Offer, the approval, execution, delivery, adoption or performance of the Settlement Agreement or the consummation of any other transactions contemplated by the Settlement Agreement.

      The foregoing description is qualified in its entirety by reference to the Rights Agreement and the First Amendment, which are filed as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

ITEM 2.  EXHIBITS.

EXHIBIT                                 DESCRIPTION
NO.                                     -----------
---

     4.1 Form of Rights Agreement between the Company and the Rights Agent dated as of July 16, 2007 (incorporated by reference to Exhibit 4.1 to the Form 8-A filed by the Company with the SEC on July 17, 2007).
     4.2 Form of Amendment No. 1 to the July 16, 2007 Rights Agreement between the Company and the Rights Agent dated as of August 23, 2007.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date as of:  August 23, 2007

                               NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


                               By:  /s/ Frederic Soule
                                  --------------------------------------------
                               Name:  Frederic Soule
                               Title: Vice President

                                 EXHIBIT INDEX
                                 -------------


EXHIBIT                                 DESCRIPTION
NO.                                     -----------
---

     4.1 Form of Rights Agreement between the Company and the Rights Agent dated as of July 16, 2007 (incorporated by reference to Exhibit 4.1 to the Form 8-A filed by the Company with the SEC on July 17, 2007).
     4.2 Form of Amendment No. 1 to the July 16, 2007 Rights Agreement between the Company and the Rights Agent dated as of August 23, 2007.